Exhibit 99.2

FOR IMMEDIATE RELEASE

Impact BioMedical Inc. Announces the Closing of its Initial Public Offering

NEW YORK, September 17, 2024 — Impact BioMedical Inc. (NYSE American: IBO), a company discovering and developing new offerings in human healthcare and wellness, today announced the closing of its previously announced initial public offering of 1,500,000 shares of its common stock at a public offering price of $3.00 per share. The shares began trading on the NYSE American Market on September 16, 2024, under the ticker symbol “IBO”.

In addition, Impact has granted the underwriters a 45-day option to purchase up to an additional 225,000 shares of its common stock at the public offering price, less underwriting discounts and commissions. All of the shares of common stock are being offered by Impact BioMedical Revere Securities, LLC is the sole book-running manager for the offering.

We have issued to Revere Securities warrants to purchase up to 75,000 shares of our common stock (or 86,250 shares assuming the over-allotment option is exercised in full), representing five percent (5%) of the number of shares of our common stock sold in each offering. The warrants are exercisable at $3.75 per share, equal to 125% of the initial public offering price per share at any time and from time to time, in whole or in part, commencing nine months after the commencement of sales in the offering to the third anniversary thereof.

A registration statement on Form S-1 relating to the offering was filed with the Securities and Exchange Commission (the “SEC”) (File Number: 333-275062) and was declared effective by the SEC on September 13, 2024. The offering was made only by means of a prospectus, forming a part of the registration statement. Copies of the final prospectus relating to the Offering may be obtained via the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Impact BioMedical Inc.:

Impact BioMedical Inc. (“IBO”) discovers, confirms, and patents unique science and technologies resulting in new offerings in human healthcare and wellness. Once available, IBO works closely with licensing, co-development, joint ventures, and other relationships to bring these offerings to market. For more information, visit Impact Biomedical, Inc. | Reverse Engineering Nature (impactbiomedinc.com).

Safe Harbor Disclosure:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date.

Media Contact:

Emily Martin

Email: emartin@impactbiomedinc.com

Investor Relations:

info@impactbiomedinc.com